Exhibit 16(a)


Securities and Exchange Commission
Washington, D.C. 20549


May 10, 1999


Ladies and Gentlemen:

We were previously principal accountants for Consumat Environmental Systems, Inc. and, under the date of March 5, 1999, we reported on the financial statements of Consumat Environmental Systems, Inc. as of December 31, 1998 and for the years ended December 31, 1998 and 1997. On May 5, 1999, we resigned. We have read Consumat Environmental Systems, Inc.'s statements included under Item 4 of its Form 8-K dated May 5, 1999, and we agree with such statements.


Very truly yours,


KPMG LLP
Richmond, Virginia